Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-100282, No. 333-109020, No. 333-131698, No. 333-109020 and No. 333-168236) of First Reliance Bancshares, Inc., of our reports, dated March 29, 2011, relating to the audits of the consolidated financial statements, and to the effectiveness of internal control over financial reporting, which reports are included in this Annual Report on Form 10-K of First Reliance Bancshares, Inc. for the year ended December 31, 2010.

/s/ Elliott Davis, LLC
Columbia, South Carolina
March 29, 2011